Preferred Apartment Communities, Inc. Provides Updates Related to COVID-19 Pandemic and April Rent Collections

Atlanta, GA, April 24, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today provided the following updates:

"Our entire team, across all of our operating platforms, is committed to the health and safety of our associates, our residents, our tenants, and our communities as we move through the events related to and resulting from the COVID-19 pandemic. As we navigate this together, we continue to provide places for our residents to live and/or study, places for our tenants to transact essential business in our open-air grocery-anchored centers, and places for our office tenants to conduct necessary operations and return to with their associates at the appropriate time. Certainly, the impacts of this unprecedented situation are evolving daily, with heightened uncertainty in terms of both scope and scale, as well as duration. We believe that our well-positioned and diversified portfolio is positioned to navigate this situation, and our experienced team is committed to making the most prudent decisions for the long term," said Joel Murphy, President and Chief Executive Officer.

As of April 22, 2020, the Company has collected April rent as follows:

Multihousing

•	95% collected for multifamily

•	96% collected for student housing

Grocery Anchored Retail

•	71% collected overall[1], including 100% of grocery and pharmacy

Office Properties

•	95% collected[1]

1 Adjusted for GSA leases or other Federal government agencies which are customarily paid in arrears.

In total, the Company has collected an aggregate of approximately 90% of its monthly rent and real estate investment loan income for the month of April across all business lines. More complete details about these April collections and other business updates are included in a presentation on our website here: COVID-19 Business Update. The Company will provide additional updates with its first quarter 2020 earnings results, which we intend to release on May 11, 2020, followed by our earnings call on May 12, 2020 at 11:15 am Eastern Time.

Due to the inherent uncertainty of the scope, duration and rapidly evolving nature of the economic and social disruption from the COVID-19 pandemic, the Company is withdrawing its full year 2020 guidance that was included in its February 24, 2020 earnings release.

Additional information on how the Company is striving to protect and support our tenants, associates and local work force in connection with the COVID-19 pandemic can be found at https://pacapts.com/covid19/.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers, Class A office buildings, and student housing properties. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of December 31, 2019, the Company owned 123 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, with respect to PAC's Series A1/M1 Redeemable Preferred Stock Offering, will arrange to send you a prospectus if you request it by calling John A. Isakson at (770) 818-4109, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The Series A1/M1 Redeemable Preferred Stock Offering prospectus, dated October 22, 2019, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183219000097/a424b5-2019seriesamshares.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com